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Exhibit 99.1

Press Release

Investor/Media contact:
Kevin Sullivan
513.397.5752
kevin.sullivan@cinbell.com

Cincinnati Bell Inc. Announces Pricing of $540M of 8 3/8%
Senior Subordinated Notes Due 2014

CINCINNATI—November 7, 2003—Cincinnati Bell Inc. (NYSE: CBB) announced the pricing of $540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014.

The Notes will mature on January 15, 2014. Interest on the Notes will be payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2004.

The Notes will be placed in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds from the Notes to purchase all of the company's outstanding Convertible Subordinated Notes due 2009, which bear interest at 9%, and to reduce outstanding borrowings under its revolving credit facility. The offering is expected to close on November 19, 2003.

In connection with the offering, the Company expects to amend its existing senior credit facilities to permit the refinancing of the convertible subordinated notes and to provide for a new term loan facility in an amount sufficient to repay all outstanding borrowings under the Company's existing term loan facilities and to permanently reduce a portion of its revolving credit facility. The senior subordinated notes offering will be conditioned upon the consummation of the amendment to the credit facilities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including

Cincinnati Bell's annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, S-4 and S-3 Registration Statements.

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  Exhibit 99.1
  Press Release